Avantair, Inc. to Present at the Fifth Annual Noble Financial
Emerging Growth Equity Conference on June 8th

Clearwater, Florida (May 27, 2009) – Avantair Inc. (OTCBB: AAIR) (“Avantair”), the only publicly traded stand-alone private aircraft operator and the sole North American provider of fractional shares and flight hour time cards in the Piaggio Avanti aircraft, will present at the 5th Annual Noble Financial Emerging Growth Equity Conference being held June 8-9, 2009 at the Seminole Hard Rock Hotel in Hollywood, Florida.

Avantair, Inc. Chief Executive Officer Steven Santo will present at 3:05 p.m. ET on Monday, June 8th. A live and archived audio webcast of the presentation will be available on the Avantair, Inc. website at www.avantair.com under Investors. The webcast archive will be available for 90 days.

The 5th Annual Noble Financial Emerging Growth Equity Conference will feature presentations from approximately 140 small-cap companies representing a broad spectrum of sectors, including: Technology, Healthcare, Energy and Industrial as well as Consumer Products.

About Avantair

Avantair, the only publicly traded stand-alone private aircraft operator and the sole North American provider of fractional shares and flight hour time cards in the Piaggio Avanti aircraft, is headquartered in Clearwater, FL, with over 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership.  The Company currently manages a fleet of 53 aircraft, with another 56 Piaggio Avanti aircraft on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Contact:

Sanjay M. Hurry
The Piacente Group | Investor Relations
T: 212-481-2050
sanjay@tpg-ir.com

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